As filed with the Securities and Exchange Commission on April 5, 1996

            Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                        ALLEGHENY POWER SYSTEM,INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                        ALLEGHENY POWER SYSTEM,INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
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[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

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- -------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                          ALLEGHENY POWER SYSTEM, INC.



                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS
                           TO BE HELD ON MAY 9, 1996
                              AND PROXY STATEMENT


                              12 East 49th Street
                              New York, N.Y. 10017

                                                                   April 5, 1996

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ALLEGHENY POWER SYSTEM, INC. will be held on the third floor of 270 Park Avenue, between 47th and 48th Streets, New York, N.Y., on Thursday, May 9, 1996, at 10:30 a.m., New York time, for the following purposes:

    (1) To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly chosen and qualified;

    (2) To approve the appointment of independent accountants;

    (3) If presented, to consider and vote upon a shareholder proposal that in the future the Board refrain from providing pensions or other retirement benefits to non-employee or outside directors unless such benefits are submitted to the shareholders for approval; and

    (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

    Holders of record at the close of business on April 1, 1996, will be entitled to vote at the meeting.

                              By Order of the Board of Directors,

                                                  EILEEN M. BECK
                                                       Secretary

                                PROXY STATEMENT

    Proxies in the form enclosed are solicited by the Board of Directors of Allegheny Power System, Inc. (the Company), 12 East 49th Street, New York, New York 10017, for the Annual Meeting of Stockholders to be held on May 9, 1996. The proxy card provided each stockholder by the Company covers the total number of shares registered in his or her name and, in the case of participants in the Company's Dividend Reinvestment and Stock Purchase Plan, the shares held for his or her account under the Plan. A proxy may be revoked at any time prior to its exercise by written notice to the Company, by submission of another proxy bearing a later date or by voting in person at the meeting.

    At the close of business on April 1, 1996, there were outstanding 120,989,831 shares of Common Stock each entitled to one vote. In elections of directors, each holder entitled to vote is entitled to as many votes as shall equal the number of shares held multiplied by the number of directors to be elected and may cast all of such votes for a single director or may distribute them among the number of directors to be elected or any two or more of them. There are no conditions precedent to the exercise of such cumulative voting rights.

    The presence in person or by proxy of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote constitutes a quorum. The affirmative vote of a majority of all the votes entitled to be cast is required for the election of each director and for approval of the appointment of Price Waterhouse LLP as independent accountants. Abstentions are counted only for purposes of determining whether a quorum is present. Broker non-votes are not treated as votes nor are they calculated in determining the existence of a quorum.

    The approximate date on which the proxy statement and form of proxy are first being sent or given to stockholders is April 5, 1996. The Annual Report for 1995 has already been mailed to stockholders.

ELECTION OF DIRECTORS

    At the meeting eleven directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly chosen and qualified. The proxies received, unless marked to the contrary, will be voted for the election of the following persons, all of whom are now directors of the Company and are the nominees of the Board of Directors at this election, or, if considered desirable, cumulative voting rights will be exercised by the proxy holders to elect as many of such nominees as possible. The Board of Directors does not expect that any of the nominees will become unable to serve as a director, but if that should occur for any reason prior to the meeting, the proxy holders reserve the right to name another person of their choice.

DIRECTORS, PRINCIPAL OCCUPATION,                                                   DIRECTOR
OTHER DIRECTORSHIPS,                                                               OF THE
BUSINESS EXPERIENCE, AND 1995                                                      COMPANY
BOARD AND COMMITTEE MEETINGS ATTENDANCE                                    AGE      SINCE
- -----------------------------------------------------------------------    ---     -------
ELEANOR BAUM 3 4                                                           55        1988
  Dean of The Albert Nerken School of Engineering of The Cooper Union
  for the Advancement of Science and Art. Director of Avnet, Inc. and
  United States Trust Company, Commissioner of the Engineering Manpower
  Commission, a fellow of the Institute of Electrical and Electronic
  Engineers, member of Board of Governors, New York Academy of
  Sciences, and President, American Society of Engineering Education.
  Attendance: 24 of 26
WILLIAM L. BENNETT 1 5c                                                    46        1991
  Chairman, HealthPlan Services Corporation, a leading managed health care services company. Formerly, Chairman and Chief Executive Officer of Noel Group, Inc. Director of Belding Heminway Company, Inc.,
  Global Natural Resources Inc., Noel Group, Inc., and Sylvan, Inc.
  Attendance: 17 of 18

DIRECTORS, PRINCIPAL OCCUPATION,                                                   DIRECTOR
OTHER DIRECTORSHIPS,                                                               OF THE
BUSINESS EXPERIENCE, AND 1995                                                      COMPANY
BOARD AND COMMITTEE MEETINGS ATTENDANCE                                    AGE      SINCE
- -----------------------------------------------------------------------    ---     -------
KLAUS BERGMAN 2c 3 5                                                       64        1985
  Chairman of the Board and Chief Executive Officer of the Company and
  its principal subsidiaries.
  Attendance: 19 of 19
WENDELL F. HOLLAND 1                                                       44        1994
  Of Counsel, Law Firm of Reed, Smith, Shaw & McClay. Formerly,
  Partner, Law Firm of LeBoeuf, Lamb, Greene & MacRae, and Commissioner
  of the Pennsylvania Public Utility Commission.
  Attendance: 10 of 10
PHILLIP E. LINT 1c 3 5                                                     66        1989
  Retired. Formerly partner, Price Waterhouse.
  Attendance: 23 of 23
EDWARD H. MALONE 3                                                         71        1985
  Retired. Formerly Vice President of General Electric Company and
  Chairman, General Electric Investment Corporation. Director of
  Fidelity Group of Mutual Funds, General Re Corporation, and Mattel,
  Inc.
  Attendance: 11 of 14
FRANK A. METZ, JR. 2 3 4c                                                  61        1984
  Retired. Formerly Senior Vice President, Finance and Planning, and
  Director of International Business Machines Corporation, a
  manufacturer and distributor of information systems equipment and services. Director of Monsanto Company and Norrell Corporation.
  Attendance: 25 of 26
ALAN J. NOIA 2 3 5                                                         49        1994
  President and Chief Operating Officer of the Company and Allegheny
  Power Service Corporation. Director of the Company's other principal subsidiaries. Formerly, President of The Potomac Edison Company.
  Attendance: 19 of 19
STEVEN H. RICE 2 3c 4                                                      52        1986
  Bank consultant and attorney-at-law. Director and Vice Chairman of the Board of Stamford Federal Savings Bank. Formerly, President and
  Director of The Seamen's Bank for Savings and Director of Royal
  Group, Inc.
  Attendance: 28 of 28
GUNNAR E. SARSTEN 4 5                                                      59        1992
  Chairman and Chief Executive Officer of MK International. Formerly,
  President and Chief Operating Officer of Morrison Knudsen
  Corporation, President and Chief Executive Officer of United
  Engineers & Constructors International, Inc., (now Raytheon Engineers
  & Constructors, Inc.), and Deputy Chairman of the Third District
  Federal Reserve Bank in Philadelphia.
  Attendance: 18 of 18
PETER L. SHEA 1 5                                                          63        1993
  Managing Director of Hydrocarbon Energy, Inc., a privately owned oil and gas development drilling and production company and an Individual
  General Partner of Panther Partners, L.P., a closed-end
  non-diversified management company. Director of Temblor Petroleum
  Company L.L.C., a privately owned oil and gas exploration and production company.
  Attendance: 16 of 16

- ------------
1 Member of Audit Committee.

2 Member of Executive Committee.

3 Member of Finance Committee.

4 Member of Management Review Committee.

5 Member of New Business Committee.

c Current committee Chairman.

COMPENSATION OF DIRECTORS

    Each of the directors is also a director of the following subsidiaries of the Company: Monongahela Power Company, The Potomac Edison Company, West Penn Power Company, and Allegheny Power Service Corporation (System or System companies). In 1995, directors who were not officers or employees (outside directors) received for all services to the Company and System companies (a) $16,000 in retainer fees, (b) $800 for each committee meeting attended, except Executive Committee meetings for which such fees are $200, and (c) $250 for each Board meeting of the Company and Monongahela, Potomac Edison, and West Penn attended. Under an unfunded deferred compensation plan, a director may elect to defer receipt of all or part of his or her director's fees for succeeding calendar years to be payable with accumulated interest when the director ceases to be such, in equal annual installments, or, upon authorization by the Board of Directors, in a lump sum. In addition to the foregoing compensation, (a) the Chairperson of each committee other than the Executive Committee receives an additional fee of $4,000 per year; (b) outside directors of the Company receive 200 shares of Common Stock pursuant to the Allegheny Power System, Inc. Restricted Stock Plan for Outside Directors; and (c) under the Allegheny Power System Board of Directors Retirement Plan, outside directors will receive an annual pension equal to the retainer fee paid to them at the time of their retirement, providing the director has at least five years of service and, except under special circumstances, serves until age 65.

BOARD OF DIRECTORS AND CERTAIN COMMITTEE MATTERS

    The Board of Directors has Audit, Finance, Management Review, and New Business Committees. The Audit Committee makes recommendations to the Board with respect to auditing matters, including the employment of independent accountants and the handling of the annual audit of the books and accounts of the Company and its subsidiaries. It met four times in 1995. The Management Review Committee, which is made up of outside directors only, makes recommendations to the Board on certain matters concerning directors and officers, including compensation and management succession. This Committee serves also as the nominating committee for directors and considers recommendations sent by shareholders to the Company that are accompanied by a comprehensive written resume of the proposed nominee's experience and background and a written consent of such person to serve as a director if nominated and elected. It met twelve times in 1995. The total number of Board meetings held in 1995 was nine.

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    Upon the recommendation of the Audit Committee, the Board of Directors has appointed Price Waterhouse LLP as independent accountants for the Company to audit its consolidated financial statements for 1995 and to perform other audit related services. Such services include: review of the Company's quarterly interim financial information; review of periodic reports and registration statements filed by the Company with the Securities and Exchange Commission; issuance of special purpose reports covering such matters as employee benefit plans and submissions to various governmental agencies; and consultation in connection with various accounting and financial reporting matters. Price Waterhouse also performs non-audit services for the Company. Fees for the 1995 audit and fees for audit services paid during the year aggregated $774,200, and fees for non-audit services were $103,950. The Board has directed that the appointment of Price Waterhouse be submitted to the stockholders for approval. If the stockholders should not approve, the Audit Committee and the Board would reconsider the appointment. Representatives of Price Waterhouse will be present at the annual meeting to make a statement if they wish and to answer questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

SHAREHOLDER PROPOSAL

    John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who is the owner of 2,773 shares of common stock of the Company, has advised the Company that he plans to introduce the following resolution at the Annual Meeting.

    BE IT RESOLVED: That the shareholders of Allegheny Power System, Inc. request that the Board of Directors in the future to refrain from providing pension or other retirement benefits to non-employee or outside Directors (unless such benefits are specifically submitted to the shareholders for approval).

                              SUPPORTING STATEMENT

    I believe that certain business or financial relationships can adversely affect the ability of Directors to function in their appropriate management oversight role. This is especially critical for so-called outside or independent Directors who are not employees/Directors and who should bring a certain arms-length objectivity to Board deliberations. According to the Company's most recent proxy statement, the Company provides a pension plan for non-employee Directors with at least five years of service who will receive an annual pension equal to their highest annual retainer fee.

    While non-employee or outside Directors should be entitled to reasonable compensation for their time and expertise, I believe that additional layers of compensation in the form of retirement benefits which are 100% of the Director's base compensation, has the pernicious effect of compromising their independence and impartiality. It is my view that such generous and unnecessary extra compensation for outside Directors of the Company is management's way to insure their unquestioning loyalty and acquiescence to whatever policy management initiates.

    Accordingly, this type of retirement pay becomes yet another device to enhance and entrench management's control over corporate policy while being accountable only to themselves, and not to the company's owners. I believe that this additional layer of compensation to Directors may influence their ability to exercise that degree of independence from management which is critical to the proper functioning of the Board.

    Because of my concern for maximizing the ability of the Board of Directors to act in shareholders' interest, I feel that the long-term best interests of the company are not served by such retirement plans. The vast preponderance of Corporate Directors are covered by generous retirement policies at their principal place of employment, and they do not need to "double-dip" at Allegheny Power.

    To support this objective and to further enhance the Directors' responsiveness to shareholders and corporate performance, I also believe that management and the Board should also adopt the following:

       1. Board members may not be members of more than 3 Boards of Directors, including their Allegheny Power Board membership.

       2. Board members must not currently work or consult with the Company nor have done so in the past.

       3. Pay 50 percent of Directors' compensation in stock and require it be held 3 years.

       4. Link Director's pay to corporate performance.

       5. Adopt confidential shareholder voting, additionally beneficial as a way of protecting shareholders from management pressure to change their votes before ballots are tallied.

    As a first step, vote yes on this resolution to eliminate Directors' pensions or other retirement benefits to non-employee or outside Directors (unless such benefits are specifically submitted to the shareholders for approval).

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

    SHAREHOLDERS SHOULD BE AWARE THAT THE ADDITIONAL MATTERS INCORPORATED BY THE PROPONENT IN HIS SUPPORTING STATEMENT are not part of his proposal and are not subject to a vote at this time.

    The Board of Directors believes that it is in the best interests of Allegheny Power and its shareholders to attract and retain the most qualified individuals to serve as Directors. To accomplish this task, Allegheny Power must offer a compensation package that is competitive with the compensation packages offered by other major companies. A competitive mix of retainer and meeting fees, annual stock awards, and the retirement plan provides an incentive to join the Board and to remain long enough to gain experience and knowledge of the Company's business. Payment of retirement benefits also recognizes the ever increasing time commitment, diligence, and risks associated with Board service.

    The Non-Employee Director Pension Plan has been designed so that funds to pay benefits are provided through Company purchased insurance on the lives of the Plan participants. As a result, if the assumptions made as to mortality experience, policy dividends, and other factors are realized, the Company will recover all premium payments, plus appropriate reimbursement for the use of the Company's money, and these benefits will not be a burden on shareholders.

    Directors' pension plans such as the Company's are not entitlements--they must be earned, thereby encouraging long-term service and promoting greater continuity and stability within the Board. In the opinion of the Board of Directors, the present Non-Employee Director Pension Plan is fair, appropriate and consistent with industry standards and should be retained.

    ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSED RESOLUTION.

                       MANAGEMENT REVIEW COMMITTEE REPORT

GENERAL

    The compensation program for executive officers of the Company and its subsidiaries is directed by the Management Review Committee of the Company's Board of Directors. The Committee recommends the annual compensation program for each year to the Board of Directors of the Company and of each subsidiary for its approval.

    The Committee believes that with the advent of competition to this industry a larger portion of compensation should be included in incentive plans. For 1996 compensation both of the incentive plans detailed below will include more pay "at risk", while at the same time limiting changes in base salary.

    The executive compensation program is intended to meet three objectives:

    . Create a strong link between executive compensation and total return to stockholders, reliable and economical service to customers which assures customer satisfaction, environmental stewardship, and System financial stability, integrity, and overall performance.

    . Offer compensation opportunities that are competitive above the median level of opportunity in the marketplace, at expected levels of performance.

    . Ensure internal compensation equity--maintaining a reasonable relationship between compensation and the duties and responsibilities of each executive position.

EXECUTIVE COMPENSATION PROGRAM

    The Company's executive compensation program has three components: salary and short-term and long-term incentive awards.

    The Company's executive compensation is both market- and performance-based. The Committee believes that it is necessary to use both market- and performance-based compensation to meet the challenges of intensifying competitive, economic and regulatory pressures.

    To ensure that the System's salary structure and total compensation continue to be competitive, they are compared each year through an annual compensation survey with those of comparable electric utilities--23 or more in recent years. The survey companies are either similar in type and size to the System, contiguous to our geographic territory, or have a similar fuel mix.

    In 1995, over 80% of these survey companies are included in the Dow Jones Electric Index to which the Company's performance is compared on page 11 of this proxy statement. This comparison, conducted by a national compensation consulting firm, involves matching System positions, including the Chairman and Chief Executive Officer (CEO), with those in the survey companies that have comparable duties and responsibilities. For 1995, the survey indicated that the System's executive salary structure was slightly below the median. As in prior years, this survey data became the basis for the consulting firm's recommendations as to salary structure position placement and total compensation, and 1995 base salary ranges for each position in line with the survey average for comparable positions.

        Base salary:

        The base salaries of all executive officers, including the CEO, are reviewed annually by the Committee, which makes recommendations to the Boards of Directors of the System companies. In recommending base salary levels, the Committee gives most weight to the performance of each executive. The Committee receives a report from the CEO including (a) the performance rating of each executive (other than himself) based on that executive's position-specific responsibilities and performance evaluation by his or her supervisor, and (b) a specific salary recommendation for each. In determining its recommendations to the Boards, the Committee also takes into consideration operating performance, including such factors as safety, efficiency, competitive position, customer satisfaction, and financial results, including such things as total returns, earnings per share, quality of earnings, dividends paid and dividend payout ratio.

        Annual Performance Incentive Plan:

        The Allegheny Power System Annual Performance Incentive Plan (the Incentive Plan) is designed to supplement base salaries and provide cash incentive compensation opportunities to attract, retain and motivate a senior group of managers of Allegheny Power System, including executive officers selected by the Management Review Committee. The Incentive Plan provides for establishment of individual incentive awards based on meeting specific predetermined performance targets. The performance targets are based on net income available to common shareholders, achieved shareholder return, and overall corporate financial results (changes in earnings per share, quality of earnings, dividends paid per share and dividend payout ratios) quality and cost of service to customers and System performance, including competitive position. In addition, personal performance goals as to operating factors such as efficiency and safety are set on a position specific basis for participants.

        Specific operating, management, or financial areas to be emphasized, as well as performance targets, are determined each year by the Committee with the recommendations of the CEO. If the performance targets are not met, no awards are paid. The target awards under the 1995 Incentive Plan were determined by the Committee, and participants could earn up to 1 1/4 times the target award. For the CEO and other named officers for the 1995 Incentive Plan the targets were $150,000 for the CEO and from $40,000 to $100,000 for the others. Targets for other participants were approximately 20% or less of 1995 base compensation. Incentive Plan awards earned are paid in the year after the year for which they are earned. Awards earned for performance in 1993, 1994 and 1995 are set forth in the Summary Compensation Table for those years under the column "Incentive Award" for the individuals named therein.

        Performance Share Plan:

        The Allegheny Power System Performance Share Plan (the Performance Plan) is designed as an aid in attracting and retaining individuals of outstanding ability and in rewarding them for the continued profitable management of, and continued providing of economical and reliable service to customers by, the Company and its subsidiaries. Eight executive officers of the Company were selected by the Management Review Committee to participate in Cycle I (1994-1996) and six were selected to participate in Cycle II (1995-1997) of the Performance Plan. The Performance Plan provides for the establishment of corporate incentive awards based on meeting specific stockholder and customer performance rankings (total stockholder return ranking in the Dow Jones Electric Utility Index and cost of customer service versus nine other utilities).

        The Cycle I target awards under the Performance Plan are a flat dollar amount ranging from $45,000 to $170,000 for the CEO. The Cycle II target awards are a flat dollar amount ranging from $60,000 to $175,000 for the CEO. Awards will be determined in 1997 for Cycle I, and in 1998 for Cycle II, after the completion of each cycle and determination of the actual stockholder and customer rankings. The actual awards will be paid in Company stock and can range from 0% to 200% of target. The third cycle became effective January 1, 1996, will be for the period 1996-1998 and will include 11 executives.

    For the CEO, the Management Review Committee develops salary and incentive award recommendations for the Board's consideration. The base salary recommendation was based upon the Committee's evaluation of the CEO's performance of his responsibilities in the context of the Company's overall financial and operating performance, including the factors described in the next sentence, and the quality and cost of service rendered to its customers. The incentive award recommendation was based primarily on 1995 corporate financial results, including total shareholder return, changes in earnings per share, quality of earnings, dividends paid per share, and dividend payout ratios. The overall quality and cost of service rendered to customers and overall System performance, including competitive position, were also considered. Mr. Bergman's 1995 total compensation reflected the Committee's evaluation of his performance and the described 1995 overall results.

    The executive compensation program, which is annually reviewed by the Committee and the Board, is intended to reward the individual performance of each executive relative to the overall financial performance of the Company, the service provided to customers, and its cost. The program is further intended to provide competitive compensation to help the Company attract, motivate, and retain the executives needed to ensure continued stockholder return and reliable and economical electric service to customers.

    Section 162(m) of the Internal Revenue Code generally limits to $1 million the corporate deduction for compensation paid to executive officers named in the Proxy Statement, unless certain requirements are met. This Committee has carefully considered the effect of this tax code provision on the current executive compensation program. At this time, Allegheny's deduction for officer compensation is not limited by the provisions of Section 162(m). The Committee intends to take such actions with respect to the executive compensation program, if necessary, to preserve the corporate tax deduction for executive compensation paid.

    No current member of the Management Review Committee is or ever was an employee of the Company or any of its subsidiaries.

                                             Frank A. Metz, Jr., Chairman
                                                  Eleanor Baum
                                                  Steven H. Rice
                                                  Gunnar E. Sarsten

EXECUTIVE COMPENSATION

    During 1995, and for 1994 and 1993, the annual compensation paid by the Company and its operating subsidiaries directly or indirectly for services in all capacities to such companies to their Chief Executive Officer and each of the four most highly paid executive officers of the Company and its subsidiaries whose cash compensation exceeded $100,000 was as follows:

                      ANNUAL COMPENSATION
- ----------------------------------------------------------------    INCENTIVE        ALL OTHER
     NAME AND CAPACITIES IN WHICH SERVED        YEAR     SALARY     AWARD (A)   COMPENSATION (B)(C)
- ---------------------------------------------   -----   --------    ---------   -------------------
KLAUS BERGMAN
  Chairman of the Board, and Chief Executive     1995   $515,000    $ 187,500         $63,677
  Officer of the Company and of the Company's    1994    485,000      120,000          91,458
  principal subsidiaries.                        1993    460,000       90,000          46,889
ALAN J. NOIA
  President, Chief Operating Officer and         1995   $305,000    $ 120,000         $48,983
  Director of the Company and Allegheny Power    1994    236,336       57,000          47,867
  Service Corporation. Director of the           1993    212,500       37,000          20,107
  Company's other principal subsidiaries.
PETER J. SKRGIC
  Senior Vice President of the Company and       1995   $238,000    $  73,800         $37,830
  Allegheny Power Service Corporation. Vice      1994    213,336       50,000          57,253
  President and Director of the Company's        1993    200,000(d)    38,000          18,678
  other principal subsidiaries.
JAY S. PIFER
  Senior Vice President of the Company and       1995   $220,000    $  72,600         $34,098
  Allegheny Power Service Corporation.           1994    189,996       39,000          50,630
  President and Director of the Company's        1993    175,500       25,000          18,093
  operating subsidiaries.
NANCY H. GORMLEY(e)
  Vice President of the Company and Allegheny    1995   $187,500    $  42,000         $51,776(f)
  Power Service Corporation and an operating     1994    175,008       37,000          22,478
  subsidiary.                                    1993    162,504       28,000          15,446

 (a)  Incentive awards are based upon performance in the year in which the figure appears but are paid in the first or second quarter of the following year. The incentive award plan will be continued for 1996.

 (b)  The figures in this column include the present value of the executives' cash value at retirement attributable to the current year's premium payment for both the Executive
      Life Insurance and Secured Benefit Plans (based upon the premium, future valued to retirement, using the policy internal rate of return minus the corporation's premium payment), as well as the premium paid for the basic group life insurance program plan and the contribution for the Employee Stock Ownership and Savings Plan (ESOSP)
      established as a non-contributory stock ownership plan for all eligible employees effective January 1, 1976, and amended in 1984 to include a savings program.

      Effective January 1, 1992, the basic group life insurance provided employees was reduced from two times salary during employment, which reduced to one times salary after five years in retirement, to a new plan which provides one times salary until retirement and $25,000 thereafter. Executive officers and other senior managers remain under the prior plan. In order to pay for this insurance for these executives, during
      1992, insurance was purchased on the lives of each of them. Effective January 1, 1993, the Company started to provide funds to pay for the future benefits due under the supplemental retirement plan (Secured Benefit Plan). To do this, the Company purchased, during 1993, life insurance on the lives of the covered executives. The premium costs of both polices plus a factor for the use of the money are returned to the Company at the earlier of (a) death of the insured or (b) the later of age 65 or 10 years from the date of the policy's inception. Under the ESOSP for 1995, all eligible employees may elect to have from 2% to 7% of their compensation contributed to the Plan as pre-tax contributions and an additional 1% to 6% as post-tax contributions. Employees direct the investment of these contributions into one or more of

      seven available funds. Fifty percent of the pre-tax contributions up to 6% of compensation are matched with common stock of the Company. Effective January 1, 1994 the maximum amount of any employee's compensation that may be used in these computations is $150,000. Employees' interests in the ESOSP vest immediately. Their pre-tax contributions may be withdrawn only upon meeting certain financial hardship requirements or upon termination of employment. For 1995, the figure shown includes amounts representing (a) the aggregate of life insurance premiums and dollar value of the benefit to the executive officer of the remainder of the premium paid on the Group
      Life Insurance program and the Executive Life Insurance and Secured Benefit Plans, and
      (b) ESOSP contributions respectively, as follows: Mr. Bergman $59,177 and $4,500; Mr.
      Noia $44,483 and $4,500; Mr. Skrgic $33,855 and $3,975; Mr. Pifer $29,598 and $4,500;
      and Mrs. Gormley $24,199 and $4,500, respectively.

 (c)  In 1994, the Boards of Directors of the Company and the other System companies implemented a Performance Share Plan for senior officers which was approved by the shareholders of the Company at the annual meeting in May 1994. The first plan cycle began on January 1, 1994 and will end on December 31, 1996. The second cycle became effective January 1, 1995 for the period 1995-1997. Awards will be determined in 1997 for Cycle I and in 1998 for Cycle II. The third cycle became effective January 1, 1996 for the period 1996-1998. After completion of each cycle, performance share awards or cash may be granted if a participant has met his or her performance criteria.

 (d)  Salary includes a $15,000 housing allowance in 1993.

 (e)  Retired effective January 1, 1996.

 (f)  Included in this amount is $23,077 representing accrued vacation for which she was paid.

                                ----------------

    In connection with the relocation of the New York office, the System made available to each employee involved in the relocation an interest-free loan of up to 95% of the appraised equity in the employee's current residence for the purchase of a new residence. The loans must be repaid upon actual relocation. Interest paid by an employee on a new mortgage will be reimbursed by the System until the actual date of relocation. In 1995 interest-free loans were made to the following, in the amounts shown: $215,000 to Richard J. Gagliardi, a Vice President of the System; $75,000 to Thomas K. Henderson, a Vice President of Monongahela, Potomac Edison and West Penn; and in 1996, $61,000 to Peter J. Skrgic, a Senior Vice President of the System and a Vice President of Potomac Edison. Appropriate monthly interest payments as described above also have been and will be paid.

                                ----------------

    The Company has entered into employment contracts with certain of the named and other executive officers (Agreements). Each Agreement sets forth (i) the severance benefits that will be provided to the employee in the event the employee is terminated subsequent to a Change in Control of the Company (as defined in the Agreements) and (ii) the employee's obligation to continue his employment after the occurrence of certain circumstances that could lead to a Change in Control. The Agreements provide generally that unless employment is terminated by the Company for Cause, Disability or Retirement or by the employee for Good Reason (each as defined in the Agreements), severance benefits will consist of a cash payment equal to 2.99 times the employee's annualized compensation together with the Company maintaining existing benefits for the employee and the employee's dependents for a period of three years. Each Agreement initially expires on December 31, 1998 but will be automatically extended for one year periods thereafter unless either the Company or the employee gives notice otherwise. Notwithstanding the delivery of such notice, the Agreements will continue in effect for thirty-six months after a Change in Control.

RETIREMENT PLAN

    The Company maintains a Retirement Plan covering substantially all employees. The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the Code). Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted. In addition, executive officers and other senior managers participate in a supplemental executive retirement plan (Secured Benefit Plan).

    Pursuant to the Secured Benefit Plan senior executives of System companies who retire at age 60 or over with 40 or more years of service are entitled to a supplemental retirement benefit in an amount that, together with the benefits under the basic plan and from other employment, will equal 60% of the executive's highest average monthly earnings for any 36 consecutive months. The supplemental benefit is reduced for less than 40 years service and for retirement age from 60 to 55. It is included in the amounts shown where applicable. To provide funds to pay such benefits, beginning January 1, 1993 the Company purchased insurance on the lives of the participants in the Secured Benefit Plan. If the assumption made as to mortality experience, policy dividends, and other factors are realized, the Company will recover all premium payments, plus a factor for the use of the Company's money. The portion of the premiums for this insurance required to be deemed "compensation" by the Securities and Exchange Commission is included in the "All Other Compensation" column on page 8 of this proxy statement. All executive officers are participants in the Secured Benefit Plan. It also provides for use of Average Compensation in excess of Code maximums.

    The following table shows estimated maximum annual benefits payable following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and years of credited service classifications. These amounts are based on an estimated Average Compensation (defined as average total earnings, excluding incentive awards, during the highest-paid 36 consecutive calendar months or, if smaller, the member's highest rate of pay as of any July 1st), retirement at age 65 and without consideration of any effect of various options which may be elected prior to retirement. The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or any other offset amounts.

                               PENSION PLAN TABLE

                                                    YEARS OF CREDITED SERVICE
          AVERAGE              --------------------------------------------------------------------
      COMPENSATION(A)          15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS    40 YEARS
- ----------------------------   --------    --------    --------    --------    --------    --------
 $200,000...................   $ 60,000    $ 80,000    $100,000    $110,000    $115,000    $120,000
  250,000...................     75,000     100,000     125,000     137,500     143,750     150,000
  300,000...................     90,000     120,000     150,000     165,000     172,500     180,000
  350,000...................    105,000     140,000     175,000     192,500     201,250     210,000
  400,000...................    120,000     160,000     200,000     220,000     230,000     240,000
  450,000...................    135,000     180,000     225,000     247,500     258,750     270,000
  500,000...................    150,000     200,000     250,000     275,000     287,500     300,000
  550,000...................    165,000     220,000     275,000     302,500     316,250     330,000
  600,000...................    180,000     240,000     300,000     330,000     345,000     360,000

- ------------

 (a)  The earnings of Messrs. Bergman, Noia, Skrgic, and Pifer covered by the plan correspond substantially to such amounts shown for them in the summary compensation table. As of
      December 31, 1995, they had accrued 24, 26, 31, and 31 years of credited service, respectively, under the Retirement Plan. Mrs. Gormley retired January 1, 1996 and receives an annual pension benefit of $95,921.

PERFORMANCE GRAPH

    The graph set forth below compares the Company's cumulative total shareholder return on its Common Stock with the Dow Jones Electric Utility Index and the Standard & Poor's Midcap 400 Index at each December 31 during the period beginning December 31, 1990 and ending December 31, 1995, and assumes the investment of $100 in each on December 31, 1990 and the reinvestment of all dividends.

         COMPARISON OF ALLEGHENY POWER SYSTEM, INC.'S 5-YEAR CUMULATIVE TOTAL RETURN VS. DOW JONES ELECTRIC UTILITY INDEX AND S&P MIDCAP 400


       300

       250
                         [ GRAPH ]
       200

       150

       100

        50
          1990     1991     1992     1993     1994     1995

       ---------------------
       () Allegheny Power
       [] Dow Jones Electric
       /\ S&P Midcap 400
       ---------------------

   ------------------------------------------------------------------
   December 31           1990    1991    1992    1993    1994    1995
   Allegheny Power        100     131     151     177     157     221
   Dow Jones Electric     100     130     138     155     136     178
   S&P Midcap 400         100     150     168     191     185     242
   ------------------------------------------------------------------



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The table below shows the number of shares of Common Stock that are beneficially owned, directly or indirectly, by each named director and each named executive officer of the Company and its subsidiaries, and by all directors and executive officers of the Company and its subsidiaries as a group as of March 1, 1996. To the best of the knowledge of the Company, there is no person who is a beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                         SHARES OF
                                         APS, INC.         PERCENT
                NAME                    COMMON STOCK       OF CLASS
- -------------------------------------   ------------    --------------
Eleanor Baum.........................        2,400      Less than .01%
William L. Bennett...................        2,949            "
Klaus Bergman........................       11,390            "
Nancy H. Gormley.....................        6,185            "
Wendell F. Holland...................          550            "
Phillip E. Lint......................        1,010            "
Edward H. Malone.....................        1,868            "
Frank A. Metz, Jr....................        2,475            "
Alan J. Noia.........................       12,436            "
Jay S. Pifer.........................        8,595            "
Steven H. Rice.......................        2,712            "
Gunnar E. Sarsten....................        6,400            "
Peter L. Shea........................        2,000            "
Peter J. Skrgic......................        6,198            "
All directors and executive officers
  of the Company and its subsidiaries
  as a group (25 persons)............      114,710      Less than .10%

    Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. No director or officer failed to file such reports on a timely basis.

OTHER MATTERS

    The Board of Directors is not aware of any other matters which may come before the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy thereon in accordance with their judgment.

    The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors, and regular employees of the Company and its subsidiaries personally, by telephone, or telegraph, and the Company may reimburse persons holding stock in their names or in the names of their nominees for their expenses in sending soliciting material to their principals. Although there are no plans to do so, the Company may also obtain the services of additional persons in soliciting proxies. The cost of any such additional solicitation, if undertaken, is not expected to exceed $40,000.

    It is important that proxies be returned promptly. Stockholders are, therefore, urged to mark, date, sign, and return the proxy immediately. No postage need be affixed if mailed in the enclosed envelope in the United States.

DEADLINE FOR SHAREHOLDER PROPOSALS

    The date by which shareholder proposals must be received by the Company for inclusion in the proxy materials relating to the next annual meeting is December 6, 1996.

       PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IMMEDIATELY. NO POSTAGE IS NECESSARY IF MAILED IN THE ENCLOSED ENVELOPE IN THE UNITED STATES. IF YOU ATTEND THE MEETING, WE SHALL BE GLAD TO RETURN IT TO YOU, SO THAT YOU MAY VOTE IN PERSON.

PROXY                    ALLEGHENY POWER SYSTEMS, INC.

                          12 East 49th Street
                          New York, NY 10017

           PROXY FOR USE AT ANNUAL MEETING OF STOCKHOLDERS

               Solicited on behalf of the Board of Directors

     The undersigned stockholder hereby appoints Klaus Bergman, Thomas K. Henderson and Eileen M. Beck, and each of them, Proxies, with full power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Allegheny Power System, Inc. to be held on the 3rd Floor of 270 Park Avenue, between 47th and 48th Street,
New York, New York, on May 9,1996, at 10:30 a.m., New York time, and at any adjournments thereof, with all the powers the undersigned would possess if personally present, as hereinafter specified by the undersigned on the proposals listed on the reverse side hereof and in their discretion on such matters as may properly come before the meeting.

     When properly executed and returned, this proxy will be voted as specified by the undersigned stockholder. If no specification is made, this proxy will be voted "FOR all nominees" in Item 1, "FOR" Item 2 and "AGAINST"
Item 3.
                This Proxy Is Continued on the Reverse Side

    PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY.

[LOGO]              12 East 49th Street                  [ X ] Please mark
                    New York, NY 10017                         your vote as
                                                               indicated in
                                                               this sample.

                                                           PROXY

The Board of Directors recommends a vote "FOR all nominees" in Item 1.
Item 1 - Election of the following nominees as Directors: Eleanor Baum, William L. Bennett, Klaus Bergman, Wendell F. Holland, Philip E. Lint, Edward H. Malone, Frank A. Metz, Jr., Alan J. Noia, Steven H. Rice, Gunnar E. Sarsten and Peter L. Shea.

To Withhold authority to vote for any nominee, write the name on the line below


- --------------------------------------------


                          WITHHOLD
             FOR all      for all
            nominees      nominees
            [   ]         [   ]



The Board of Directors recommends a vote "FOR" Item 2

                                              FOR    AGAINST   ABSTAIN
Item 2 - Approval of appointment of Price     [  ]     [  ]      [  ]
Waterhouse LLP as independent accountants.

The Board of Directors recommends a vote "AGAINST" Item 3

                                              FOR    AGAINST   ABSTAIN
                                              [  ]     [  ]      [  ]
Item 3-Shareholder proposal that in the
future the Board refrain from providing
pensions or other retirement benefits to non-employee or outside directors unless submitted to the shareholders for approval.


                                              Date:                  1996
                                              ---------------------------


                                              ---------------------------
                                                       Signature


                                              ---------------------------
                                                       Signature

                       (Please sign your name(s) exactly as shown to the left.)